SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  Statement of Changes in Beneficial Ownership

1)       Name and Address of Reporting Person:

         Fred G. Luke, 6337 So. Highland, Suite 319, Holladay, Utah  84121

2)       Issuer Name and Ticker or Trading Symbol:

         Group V Corporation (GRPV)

3)       IRS Number of Reporting Person (voluntary)

4)       Statement for Month/Year:

         August, 1997

5)       If Amendment, Date of Original ( Month/Year):

         Not Applicable

6)       Relationship of Reporting Person to Issuer:

            Director     Officer (give title below)     10% Owner
         ---          ---                            ---

          X  Other (specify below)
         ---

         Former Director


 Table I -Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security     2. Transaction Date       3. Transaction Code         4. Securities Acquired (A) or
                                                                                  Disposed (D)
--------------------     -------------------       -----------------------     ----------------------------------------
                                                       Code           V           Amount        (A) or (D)       Price
                                                   ------------  ---------     -----------   --------------   ---------

$.01 par value           8/04/97                                               10,000        D                .20
common stock

$.01 par value           8/04/97                                               10,000        D                .21
common stock


                                                         [FLJ\FORM4:AUG1997.GPV]

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


1. Title of Security     2. Transaction Date       3. Transaction Code         4. Securities Acquired (A) or
                                                                                  Disposed (D)
--------------------     -------------------      -------------------------    ----------------------------------------
                                                       Code           V           Amount        (A) or (D)       Price
                                                  -------------  ----------    ------------ ----------------- ---------

$.01 par value           8/04/97                                               10,000        D                .20
common stock

$.01 par value           8/04/97                                               10,000        D                .21
common stock

$.01 par value           8/05/97                                               100,000       D                .19
common stock

$.01 par value           8/05/97                                               5,000         D                .17
common stock

$.01 par value           8/05/97                                               10,000        D                .18
common stock

$.01 par value           8/06/97                                               20,000        D                .18
common stock

$.01 par value           8/07/97                                               10,000        D                .175
common stock

$.01 par value           8/07/97                                               10,000        D                .18
common stock

$.01 par value           8/08/97                                               10,000        D                .17
common stock

$.01 par value           8/11/97                                               10,000        D                .17
common stock

$.01 par value           8/12/97                                               10,000        D                .17
common stock

$.01 par value           8/12/97                                               10,000        D                .165
common stock

$.01 par value           8/14/97                                               10,000        D                .17
common stock

$.01 par value           8/18/97                                               10,000        D                .175
common stock

$.01 par value           8/19/97                                               350,000       D                .175
common stock

$.01 par value           8/19/97                                               20,000        D                .19
common stock

$.01 par value           8/19/97                                               70,000        D                .18
common stock

$.01 par value           8/19/97                                               10,000        D                .19
common stock


                                                         [FLJ\FORM4:AUG1997.GPV]

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


1. Title of Security     2. Transaction Date       3. Transaction Code         4. Securities Acquired (A) or
                                                                                 Disposed (D)
----------------------   -------------------       -----------------------     ----------------------------------------
                                                       Code           V           Amount        (A) or (D)       Price
                                                   -----------   ---------     -----------   ---------------  ---------

$.01 par value           8/19/97                                               20,000        D                .18
common stock

$.01 par value           8/20/97                                               100,000       D                .18
common stock

$.01 par value           8/20/97                                               15,000        D                .175
common stock

$.01 par value           8/27/97                                               180,000       D                .18
common stock

$.01 par value           8/27/97                                               20,000        D                .185
common stock

$.01 par value           8/28/97                                               190,000       D                .18
common stock

$.01 par value           8/28/97                                               10,000        D                .185
common stock

$.01 par value           8/29/97                                               75,000        D                .18
common stock

$.01 par value           8/29/97                                               15,000        D                .185
common stock
                                                                               1,330,000


5.       Amount of Securities Beneficially Owned at End of Month

         999,891

6.       Ownership Form:            Direct (D) or Indirect (I)

         D

7.       Nature of Indirect Beneficial Ownership

         Not Applicable

                                                         [FLJ\FORM4:AUG1997.GPV]

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


  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g. , puts, calls, warrants, options, convertible securities)

1.  Title of             2. Conversion        3. Transaction      4. Transaction        5. Number of Derivative
   Derivative               of Exercise          Date                Code                  Securities Acquired (A)
   Security                 Price of                                                       or Disposed (D)
                            Derivative
                            Security
--------------           ---------------      ---------------     ------------------    -----------------------------
                                                                    Code         V            (A)               (D)
                                                                  ---------   ------    ---------------   -----------


6.       Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable:                                          N/A
         Expiration Date:                                           N/A

7.       Title and Amount of Underlying Securities

         Title:   N/A
         Amount or Number of Shares:                                N/A

8.       Price of Derivative Security

                  N/A

9.       Number of Derivative securities Beneficially Owned at End of Month

                  N/A

10.      Ownership Form of Derivative Security: Direct (D) or Indirect (I)

                  N/A

11.      Nature of Indirect Beneficial Ownership

                  N/A

Explanation of Responses:

                  N/A

                                        Signature of Reporting Person

Dated:  September 10, 1997              /s/  Fred G. Luke
                                             ----------------------------------

                                                         [FLJ\FORM4:AUG1997.GPV]

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